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                                                                 Exhibit (a)(18)

                        ADDENDUM FOR EMPLOYEES IN JAPAN
                        -------------------------------

     Pursuant to the terms and conditions of the Offer to exchange made by Electronics for Imaging, Inc. dated September 17, 2001, you are being provided with an opportunity to tender certain options previously granted to you in exchange for New Options to be granted on or promptly after the first trading day that is at least six months and one day after tendered options are accepted for exchange and cancelled.

Securities Information

     Any options which may be granted to you pursuant to the terms of the Offer to exchange will be subject to the filing of applicable documentation with the Ministry of Finance ("MOF") and the new grant may be made conditional on any necessary filings or approvals. Alternatively, any option grants made to you may be delayed until such time as the applicable documentation is filed with and accepted by the MOF, which could affect the exercise piece of the New Option.